Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

North Fork Bancorporation, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-4 of Capital One Financial Corporation of our reports dated March 14, 2006, with respect to the consolidated balance sheets of North Fork Bancorporation, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of North Fork Bancorporation, Inc. and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

New York, New York

April 27, 2006